EXHIBIT 10.33

CPI CORP.
NON-EMPLOYEE DIRECTORS RESTRICTED STOCK POLICY

RESTRICTED STOCK ELECTION

Fiscal Year 2009

NAME OF PARTICIPANT:    ____________________________

I understand that I have the right, pursuant to the terms of the Non-Employee Directors Restricted Stock Policy (the “Policy”) adopted by the Company on as of August 14, 2008, to elect to receive up to 100% (but not less than 50%) of my Annual Retainer for the twelve (12) month period beginning February 8, 2009 (“FY 2009”) in the form of Restricted Shares.  I further understand that by making an election under the Policy, I will be awarded that number of Restricted Shares determined by dividing (1) one hundred twenty-five percent (125%) of the portion of my Annual Retainer for FY 2009 which I elect to receive in the form of Restricted Shares by (2) $7.14, which is the Fair Market Value of one share of Common Stock as of February 8, 2009.

Annual Board Retainer Fee

I hereby elect to receive the following portion of my annual Board retainer fee for FY 2009 in the form of Restricted Shares:

(Select only one of the options set forth below)

[    ]  Option One:  0% of my FY 2009 annual cash retainer fee.

[    ]  Option Two:  ____% of my FY 2009 annual cash retainer fee (specify a whole percentage not less than 50% and not greater than 100%).

Annual Committee Chairman Retainer Fee

I hereby elect to receive the following portion of my annual committee chairman retainer fee for FY 2009 in the form of Restricted Shares:

(Select only one of the options set forth below)

[    ]  Option One:  0% of my FY 2009 annual committee chairman retainer fee.

[    ]  Option Two:  ____% of my FY 2009 annual committee chairman retainer fee (specify a whole percentage not less than 50% and not greater than 100%).

I understand that any Restricted Shares granted to me pursuant to this election shall be subject to all of the terms and conditions set forth in the Policy and in the CPI Corp. Omnibus Incentive Plan, as amended from time to time (the “Plan”), copies of which are attached.  I further understand that if I have elected Option Two, above, I agree to execute and deliver to the Company an agreement evidencing the terms, conditions and Restrictions applicable to such Restricted Shares in a form substantially equivalent to the form of Restricted Stock Award Agreement attached hereto.

I understand upon any termination of my membership on the Board prior to February 6, 2010, for any reason other than my death, Total and Permanent Disability, or Normal Retirement, the Restricted Shares awarded to me as a result of my election shall be returned to and canceled by the Company and shall be deemed to have been forfeited by me. Upon any such forfeiture of Restricted Shares, I understand that the Company will pay me a per share price for any such forfeited Restricted Shares equal to the lesser of (i) the amount determined by dividing the aggregate amount of my Annual Retainer that I elected to receive in the form of the Restricted Shares hereunder by the aggregate number of Restricted Shares awarded to me as a result of this election, or (ii) an amount equal to the Fair Market Value of a share of the Company’s Common Stock on the date my membership on the Board is terminated.

I understand that this election, to be valid, must be received by the Secretary of the Board by not later than February 20, 2009, and that if I fail to return this election by such date I will be deemed to have selected Option 1, above, with respect to my Annual Retainer. I further understand that this election, once made, is irrevocable by me.

Please acknowledge receipt of this election by endorsing the enclosed copy and returning it to me.

Signed this _______ day of ______________________________________, 2009.

_____________________________________________
Signature of Director

Accepted by Plan Administrator

By: _______________________________

Date: ______________________________